Exhibit 11.1

HYWIN HOLDINGS LTD.

INSIDER TRADING POLICY

As adopted by the Board of Directors, effective AUGUST 31TH 2021

The Board of Directors (the “Board”) of Hywin Holdings Ltd.(together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to provide guidance to the Company’s employees, officers and directors with respect to transactions in the Company’s Securities (as defined below). The Company has adopted this Policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible for understanding and complying with this Policy and informing Family Members (as defined below) and other relevant persons who are subject to this Policy (as discussed below) about this Policy’s requirements.

Insider trading is unlawful and could result in civil and/or criminal liability and penalties including substantial fines and imprisonment. Violation of this Policy will result in disciplinary action, which may include termination of your employment or other relationship with the Company.

SCOPE AND APPLICABILITY

Scope

This Policy applies to all transactions in the Company’s Securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity Securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative Securities relating to the Company’s Securities, whether or not issued by the Company, such as exchange-traded options. This Policy also imposes specific blackout period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Non-Public information (as defined below) regarding the Company.

Applicability

This Policy applies to (collectively referred to in this Policy as “you”):

•	The Company’s (i) employees, executive officers, and directors and (ii) agents, consultants and contractors ((i) and (ii) together, “Company Personnel”);
•	Individuals (including but not limited to Family Members of Company Personnel) who reside with Company Personnel;

•

Family Members of Company Personnel who do not reside with such Company Personnel, but whose transactions in Company Securities are (i) directed by such Company Personnel and/or (ii) subject to the influence or control of such Company Personnel (such as parents or children who consult with Company Personnel before they trade in Company Securities); and

•	As to each of the above persons, entities over which any such person above has influence or control (such as corporations, partnerships or trusts).

For purposes of this Policy, “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

As Company Personnel, it is your responsibility to inform Family Members who are subject to this Policy and other relevant persons about this Policy’s requirements.

If you have any doubt as to whether this Policy applies to you or whether a proposed transaction is covered by this Policy, contact the General Counsel.

TRADING RESTRICTIONS

No Trading While in Possession of Material Non-Public Information

You must not trade in any company’s Securities while you are aware of information concerning such company that is both “Material” and “Non-Public.” This restriction applies to the Securities of the Company and of any other company for which you may become aware of Material Non-Public information through your work for the Company, including current or potential competitors, customers, suppliers or counterparties in mergers, acquisitions or other strategic transactions.

Information (positive or negative) is “Material” if a reasonable person would consider it important in deciding whether to buy, sell or hold a company’s Securities. For example, Material information may include (but is not limited to):

•	Financial results or internal financial information
•	Projected sales, earnings, losses or other financial projections
•	Significant changes or anticipated changes in operating or financial performance, such as major write-offs or special or extraordinary charges against earnings or capital
•	A significant expansion or curtailment of operations
•	Major changes in lines of business, including significant new services or products
●	Significant pricing changes
•	Significant developments regarding customers or suppliers, such as entry into or termination of a significant agreement
•	Changes in control
•	Matters relating to cash dividends, stock repurchases or stock splits

●	A change in dividend policy
•	Stock buybacks
•	Significant financing transactions or borrowings, such as a significant drawdown on a credit facility or a Securities offering
•	Major transactions, such as mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
•	Major litigation, expected major litigation and related developments
•	Significant internal or external investigations, including government investigations, and related developments
•	Capital investment plans or significant capital expenditures
•	Significant labor disputes or significant hiring freezes
•	Change in the auditor or a significant notification from an auditor
•	Major changes in directors or senior management
•	Impending bankruptcy or financial liquidity problems
•	Significant cybersecurity incidents or risks, including vulnerabilities and breaches
•	Deficiencies or related developments with respect to the Company’s trading market

Identifying whether information is Material can sometimes be difficult. As a practical matter, Materiality is often evaluated by enforcement authorities after the fact with the benefit of hindsight, when the effect of the information on the market can be quantified. Although you may be aware of information that you do not consider to be Material, enforcement authorities may conclude that such information was Material. Therefore, trading in a company’s Securities based on such information can be risky. If you have any doubt, you should consider the information to be Material or seek further guidance from the General Counsel.

Information is “Non-Public” if it has not been disclosed generally to the marketplace by one of the following methods:

•	By press release
•	By public filing with the Securities and Exchange Commission (the “SEC”)
•	On a publicly-accessible conference call for which adequate notice to the public was given
•	By another method reasonably expected to effect a broad and non-exclusionary distribution of information to the public, such as via posting on the Company’s website

After Material information has been disseminated publicly, the market must have a reasonable opportunity to absorb it. Therefore, if you are aware of Material Non-Public information, you must wait until two full trading days have elapsed following the announcement before you may trade (provided you are not aware of other Material Non-Public information at that time). For example:

•	If a press release is issued after Nasdaq market-open on a Tuesday, you may not trade until Friday (assuming no intervening holidays during that week when the market is closed).

●	If a press release is issued after Nasdaq market-close on a Friday, you may not trade until the following Wednesday (assuming the market is open on Monday and

Tuesday).

If you are unsure whether information of which you are aware is Material or Non-Public, you should consult with the General Counsel.

“Securities” includes shares of common stock, shares of preferred stock, stock options, restricted stock, restricted stock units, warrants, debt securities, any other type of security a company may issue, any instrument that grants to its holder a direct or indirect ownership interest in a company or any debt obligation of a company and any derivative securities of such securities. However, the term “Security” does not include ownership interests in mutual funds, exchange-traded funds, hedge funds or similar fund-like vehicles in which the holder of the interest has no ability, directly or indirectly, to direct or influence the purchase or sale of the fund’s securities.

The terms “trading” and “transaction” with respect to Securities include, among other things:

•	Purchases and sales of Securities in public markets
•	Sales of Securities obtained through the exercise of employee stock options, including cashless exercises
•	Hedging transactions, including transactions involving prepaid variable forward contracts, equity swaps, collars and exchange funds
•	Pledging transactions, including using Securities to secure a loan
•	Short sales of Securities

No Disclosure (“Tipping”)

You must not disclose (“tip”) Material Non-Public information to any other person (including Family Members and friends or anyone else and including through any means whether private communication or through social media or other communication channels). Should Material Non-Public information you communicated to another person be used by such person to trade in Company Securities or the Securities of any other company, you may be subject to prosecution for violation of the insider trading laws.

Tipping also includes making recommendations, expressing opinions about trading and “signaling” while aware of Material Non-Public information. There are strict legal prohibitions against tipping, and you can be liable for tipping even if you do not have any financial interest in or profit from the other person’s trade.

In the course of performing your work for the Company, you may communicate Material Non-Public information to others on a “need to know” basis upon express commitment from the other person that they will respect its confidentiality, but you must not share Material Non-Public information with persons who do not have a legitimate business reason to know the information.

You must not recommend to another person that he or she buy, hold or sell Company Securities, even if you are not aware of Material Non-Public information concerning the Company. However, certain officers and employees of the Company are authorized to discuss Company business with members of the investment community, such as analysts and investment advisors, as discussed below.

No Short Selling

Company Personnel are prohibited from short selling Company Securities. Selling short involves transactions in which the short-seller borrows Securities from a broker, sells them and later acquires the Securities in the open market or otherwise to repay the borrowed Securities to the broker. In a short sale, the seller will make a profit if the price of the Securities declines after the sale such that the Securities can be acquired in the open market at a lower price. Short selling Company Securities could signal to the market that the seller lacks confidence in the Company. Company Personnel are also prohibited from using derivative Securities to achieve a comparable transaction (i.e., where the trader can only profit if the price of the Security declines).

No Hedging

Company Personnel are prohibited from hedging ownership of Company Securities, including trading in publicly-traded options, puts, calls, or other derivative instruments related to Company Securities. Hedging transactions may insulate an owner of Securities from upside or downside price movement in Company Securities, which can result in the perception that the owner no longer has the same interests as other Company stockholders.

Pre-Approval of Pledges and Margin Stock

Because Securities held in a margin account or pledged as collateral may be sold without your consent by the broker if you fail to meet a margin call or by the lender if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this risk, the following transactions by Company Personnel must be reviewed and pre-approved by the General Counsel: (i) all pledges of Company Securities or the Securities of any other company designated by the General Counsel and (ii) the deposit in margin accounts of Company Securities or the Securities of any other company designated by the General Counsel.

Exceptions to the Trading Restrictions in this Policy

The trading restrictions in this Policy, including blackout periods and pre-clearance requirements, do not apply to the following transactions in Company Securities:

(a)Certain Stock Option Exercises: The exercise of stock options granted by the Company as long as the underlying Company Securities received upon such exercise are not sold (whether to fund the exercise, pay taxes or otherwise). For the avoidance of doubt, the trading prohibitions in this Policy apply to cashless exercises of stock options.

(b)Transactions Under Pre-Arranged Trading Plans: Trades made in accordance with a properly qualified, adopted and submitted Pre-Arranged Trading Plan (as defined below). The SEC permits trades to be executed even if the securityholder is aware of Material Non-Public information if the trade is executed pursuant to a written trading plan that meets the applicable SEC rules and regulations for such plans (a “Pre-Arranged Trading Plan”). Generally, such plans must be established in good faith at a time when the securityholder is not aware of Material Non-Public information and must provide specific instructions as to amount, price and timing for the purchase or sale of Securities. Alternatively, a Pre-Arranged Trading Plan can delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the securityholder.

Any Pre-Arranged Trading Plan established by a Restricted Person (defined below) must be reviewed and pre-approved by the General Counsel, and may be established only at a time when the Restricted Person is not subject to a blackout period (described below).

TRADING WINDOWS

Restricted Persons may trade in Company Securities:

•	Only during “open” trading windows and
•	Only if they are not aware of Material Non-Public information concerning the Company

A “Restricted Person” is:

•	A member of the Board
•	A person who has been designated by the Board as an “executive officer” of the Company (an “Executive Officer”)
•	A person who has been designated by the Board, for purposes of this policy, as an executive officer of any subsidiary of the Company (a “Subsidiary Executive

Officer”)

•	A Company employee with the title of vice president or above
•	A Company employee who works in the finance, accounting, legal or investor relations department

•	A person who has been designated as a Restricted Person by the General Counsel, which designation may be for a specified period of time • As to each of the above persons:
o	Entities over which any such person above has influence or control (such as corporations, partnerships or trusts)
o	Individuals (including but not limited to Family Members) who reside with any such person above
o

Family Members of any of such person above who do not reside with such person, but whose transactions in Company Securities are (i) directed by such person and/or (ii) subject to the influence or control of such person (such as parents or children who consult with such person before they trade in Company Securities)

“Open” trading window

The “trading window” is the period of time during which Restricted Persons are permitted to trade Company Securities, as long as they are not aware of Material Non-Public information concerning the Company. At these times, the trading window is said to be “open.”

Advance notice of the applicable trading window dates for each quarter will be emailed to Restricted Persons who are employed by or are directors of the Company. Such Restricted Persons will also be notified by email prior to the close of the trading window each quarter. However, each Restricted Person is responsible for complying with the trading window restrictions described in this Policy even if a notice has not been received.

Please note that even if the trading window is open, if you are aware of Material Non-Public information concerning the Company, you may not trade in Company Securities.

Blackout periods

There will be routine “blackout” periods when the trading window will be closed for a period of time in connection with the release of the Company’s quarterly earnings. The start and end dates of each quarterly earnings blackout period are as follows:

•	Start of quarterly earnings blackout period: The quarterly earnings blackout period starts at the close of the market on the 14th calendar day prior to the last business day of any quarter.
•

End of quarterly earnings blackout period: The quarterly earnings blackout period ends at the open of the market two full trading days after the later of (i) the public release of the Company’s earnings for such prior quarter or (ii) the conference call with analysts regarding the Company’s earnings for such prior quarter.

Restricted Persons must not trade in Company Securities during any blackout period even if they are not aware of Material Non-Public information concerning the Company. The restrictions against trading during any blackout period also apply to the fulfillment of “limit” orders by brokers (i.e., orders to be executed only at a certain stock price), and Restricted Persons will need to ensure that any “limit” orders placed with brokers will not be fulfilled during any blackout period, unless an exception applies (discussed above).

Special blackout periods

Under certain circumstances, the Company may close the trading window for a “special” blackout period and require all or certain Restricted Persons, or certain individuals or groups that have been designated as Restricted Persons for purposes of the special blackout period, to refrain from trading. If you have been designated a Restricted Person for purposes of the “special” blackout period, you will be notified of such designation by the General Counsel. Notice of any “special” blackout period will be emailed to the applicable Restricted Persons who are employed by or are directors of the Company and closing of the trading window must be kept confidential.

MANDATORY PRE-CLEARANCE OF TRADING

All Restricted Persons must receive pre-clearance from the General Counsel or, in the case of the General Counsel, the CFO, prior to buying or selling any Securities of the Company or the Securities of other companies designated by the General Counsel, unless an exception applies (as described above).

Pre-clearance of a proposed transaction is effective from the time the General Counsel grants the pre-clearance through the end of the second full trading day following the grant of pre-clearance, unless a different period is specified in the pre-clearance from the General Counsel. If the transaction order is not executed within that time period, pre-clearance for the transaction must be requested again. A response from the General Counsel that a pre-clearance request has been denied must be kept confidential. Pre-clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the proposed transaction. Even if a proposed transaction receives pre-clearance, if you become aware of Material Non-Public information concerning the Company before the transaction is executed, you must not complete the transaction.

PROMPT REPORTING OF TRADES BY DIRECTORS, EXECUTIVE OFFICERS AND SUBSIDIARY EXECUTIVE OFFICERS

All directors, Executive Officers and Subsidiary Executive Officers are required to submit to the General Counsel a copy of any trade order or confirmation relating to the purchase or sale of Company Securities within one business day of any such transaction, including but not limited to transactions pursuant to a Pre-Arranged Trading Plan. This information is necessary to enable the Company to monitor trading by directors, Executive Officers and Subsidiary Executive Officers and ensure that all such trades are properly reported to the SEC.

POST-TERMINATION TRANSACTIONS

This Policy will continue to apply to you after your employment with the Company terminates or after you cease to provide services to the Company until such time as you are no longer aware of Material Non-Public information and any applicable blackout period has expired.

CONFIDENTIALITY AND UNAUTHORIZED DISCLOSURE OF COMPANY INFORMATION

Until Material Non-Public information relating to the Company is disclosed to the public, it must be kept in strict confidence. Utmost care must be exercised at all times. For example, conversations in public places, such as elevators, restaurants and public transportation should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, do not transmit confidential information through any unsecured means. Remember that cellular telephone conversations are often overheard and that voicemails and emails may be retrieved by persons other than the intended recipients. You are required to contact the General Counsel immediately if you become aware of an inadvertent disclosure of Material Non-Public information. See above for guidance on what information is “Material” and/or “Non-Public.”

To ensure that the Company’s confidential information is protected to the maximum extent possible, only specifically authorized officers and employees are permitted to release Material information to the public or respond to inquiries from the media, securities industry professionals (such as analysts and investment advisors), Company stockholders or others outside the Company.

If you are contacted by anyone outside the Company seeking information about the Company, and if you have not been expressly authorized to provide information by the CEO or CFO, you should refer the request to the CFO or Investor Relations.

CONSEQUENCES OF VIOLATIONS

Any violation of the insider trading laws (including tipping) could result in severe civil and/or criminal liability and penalties for you and the Company, including substantial fines and imprisonment. The SEC and other regulatory authorities use sophisticated electronic surveillance techniques to uncover insider trading. There are no minimums or limits on the size of transaction that will trigger insider trading liability, and small trades have resulted in SEC investigations, prosecution and penalties.

In addition, violations of this Policy will result in disciplinary action, up to and including termination of your employment or other relationship with the Company, and any transaction executed in violation of this Policy will be subject to reversal, with all costs of reversal charged to you.

INDIVIDUAL RESPONSIBILITY AND ANNUAL CERTIFICATION

Any decision to trade is your responsibility. Any approval by the Company of a Pre-Arranged Trading Plan and/or preclearance of a trade does not constitute the Company giving advice on whether or not to make a trade. You are responsible for communicating the Policy and ensuring that your families, other members of your household and any entities over which you may exercise voting or investment control comply with this Policy.

Company Personnel are required to provide an annual certification as to compliance with the Policy.

POLICY REVIEW

The Board (or delegated Committee of the Board) shall review this Policy periodically.

Questions about this Policy should be directed to the General Counsel.

Privileged and Confidential

INSIDER TRADING POLICY

ANNUAL CERTIFICATION

I hereby certify that I have read and understand the Insider Trading Policy (the “Policy”) of [THE COMPANY] (the “Company”), a copy of which was distributed with this certificate. I have complied with the Policy, I will continue to comply with the Policy and I have communicated the Policy to, as applicable, (a) entities over which I have influence or control, (b) Family Members and individuals who reside with me and (c) Family Members who do not reside with me, but whose transactions in Company Securities are directed by me and/or subject to my influence or control.

Signature:
Name:
Department or Title:
Date: